Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated August 12, 2015

Registration No. 333-190543

August 12, 2015

MPT Operating Partnership, L.P.

MPT Finance Corporation

4.00% Senior Notes due 2022

This Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the accompanying Prospectus (as supplemented through and including the date hereof, the “Preliminary Prospectus Supplement”). The information in this Supplement supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

Issuers:	MPT Operating Partnership, L.P. and MPT Finance Corporation

Guarantee:	Guaranteed by the Issuers’ parent company, Medical Properties Trust, Inc.

Aggregate Principal Amount:	€500,000,000

Title of Securities:	4.00% Senior Notes due 2022

Final Maturity Date:	August 19, 2022

Public Offering Price:	100.00%

Coupon:	4.00%

Yield to Maturity:	4.00%

Spread to Benchmark:	+382.4 bps

Benchmark:	1.75% DBR due July 4, 2022

Gross Proceeds to Issuers:	€500,000,000

Net Proceeds to Issuers before Expenses:	€496,875,000

Interest Payment Date:	August 19

First Interest Payment Date:	August 19, 2016

Optional Redemption:

At any time, the Notes may be redeemed, in whole or in part. If the Notes are redeemed prior to 90 days before maturity, the redemption price will be 100% of their principal amount, plus a make-whole premium (DBR+60), plus accrued and unpaid interest to, but excluding, the applicable redemption date.

Within the period beginning on or after 90 days before maturity, the Notes may be redeemed, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the applicable redemption date.

Change of Control:	Putable to the Issuers at 101% of principal, plus accrued and unpaid interest and additional amounts, if any, thereon to, but not including, the change of control purchase date.

ISIN Number:	ISIN: XS1278084147

Common Code:	Common Code: 127808414

Distribution:	SEC Registered (Registration No. 333-190543)

Anticipated Listing:	Application will be made for the Securities to be admitted to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market.

Trade Date:	August 12, 2015

Settlement:	T+5 on August 19, 2015

Use of Proceeds:	As set forth in the Preliminary Prospectus Supplement

Active Joint Book-Running Managers:	Goldman, Sachs & Co. Crédit Agricole Corporate and Investment Bank Credit Suisse Securities (Europe) Limited J.P. Morgan Securities plc

Passive Joint Book-Running Managers:	Merrill Lynch International Barclays Bank PLC

Lead Managers:

Banco Bilbao Vizcaya Argentaria, S.A.

KeyBanc Capital Markets Inc.

RBC Europe Limited

Stifel, Nicolaus & Company, Incorporated

SunTrust Robinson Humphrey, Inc.

Wells Fargo Securities International Limited

Denominations/Multiple:	€100,000 and integral multiples of €1,000 in excess thereof

The Issuers have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents MPT Operating Partnership, L.P. and Medical Properties Trust, Inc. have filed with the SEC for more complete information about the Issuers, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Goldman, Sachs & Co. at 1-866-471-2526 or e-mail: prospectus-ny@ny.email.gs.com, Crédit Agricole Corporate and Investment Bank at +44 207 214 6641 or e-mail: syndicate@ca-cib.com, Credit Suisse Securities (Europe) Limited at 1-800-221-1037 or J.P. Morgan Securities plc at +44-207-134-2468.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.